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                                                                   EXHIBIT 10.36

                         EXECUTIVE CASH BONUS AGREEMENT

     This EXECUTIVE CASH BONUS AGREEMENT (the "Agreement") is dated as of February 8, 2006 (the "Effective Date") by and between ITC Holdings Corp. (the "Company"), International Transmission Company ("ITC") and Daniel J. Oginsky (the "Executive").

     WHEREAS, the Company and the Executive have entered into an employment agreement, dated May 10, 2005 (such agreement, as it may be amended from time to time, the "Employment Agreement"), embodying the terms of the Executive's employment with the Company and ITC (collectively, the "Employer"), and Executive is currently employed thereunder;

     WHEREAS, it is in the Company's best interests to provide additional financial incentive to Executive to remain employed by the Company and to provide dedicated services to the Employer;

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

               "Bonus Payment" shall have the meaning assigned thereto in
Section 2 of this Agreement.

               "Cause" shall mean (a) Executive's continued failure substantially to perform Executive's duties under the Employment Agreement (other than as a result of total or partial incapacity due to physical or mental illness) for a period of 10 days following written notice by the Employer to Executive of such failure, (b) dishonesty in the performance of Executive's duties under the Employment Agreement, (c) Executive's conviction of, or plea of nolo contendere to a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (d) Executive's willful malfeasance or willful misconduct in connection with Executive's duties under the Employment Agreement or any act or omission which is injurious to the financial condition or business reputation of the Employer or affiliates or (e) Executive's breach of the provisions of Sections 8 or 9 of the Employment Agreement.

               "Disability" shall have the meaning assigned to it from time to time under Section 409A.

               "Good Reason" shall mean (a) a greater than 10% reduction in the total value of Executive's "Base Salary", "Target Bonus", and "Employee Benefits" payable under the Employment Agreement (as such terms are defined thereunder); (b) Executive's job responsibility and authority are substantially diminished; and (c) Executive's work location is relocated to more than fifty
(50) miles from Novi, Michigan or Ann Arbor, Michigan; and provided, further, that "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or Executive's knowledge thereof, unless Executive has given the Employer written notice thereof prior to such date.

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               "Section 409A" shall mean Section 409A of the Internal Revenue
Code, as amended, and the rules and regulations promulgated thereunder.

     2. Bonus Payment. Except as otherwise provided in this Agreement, ITC shall pay an annual bonus to Executive in the amount of One Hundred Twenty Thousand Dollars ($120,000) in each of the years 2006, 2007, 2008 and 2009 (each, a "Bonus Payment"). Each Bonus Payment shall become due and payable on August 1 of such year and shall be paid by ITC on the first pay date under ITC's normal payroll schedule following August 1, unless otherwise provided in this Agreement.

     3. Termination Without Cause, For Good Reason or Due to Death or
Disability.

          (a) If Executive's employment is terminated by the Employer without Cause or by Executive for Good Reason, or if Executive's employment is terminated by either Employer or Executive by reason of death or Disability, subject to execution by Executive, Executive's then spouse, or Executive's estate (as the case may be) of a release of all claims against Employer as provided in and to the extent required by the Employment Agreement, Executive shall be entitled to receive all unpaid Bonus Payments in a lump sum within fifteen (15) business days after the date of such termination of employment (or, if later, such other earliest date on which such amount can be paid as may be permitted under Section 409A).

          (b) Any question as to the existence of the Disability of Executive as to which Executive and the Employer cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Employer. If Executive and the Employer cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Employer and Executive shall be final and conclusive for all purposes of the Agreement.

     4. Termination For Cause or Without Good Reason. If Executive's employment is terminated by the Employer for Cause or by Executive without Good Reason (other than by reason of death or Disability), Executive shall not be entitled to receive any further payments under this Agreement other than for any unpaid Bonus Payment which became due and payable prior to the date of termination of employment pursuant to Section 2 hereof.

     5. Benefits in Addition to Employment Agreement. Amounts due under this Agreement shall be in addition to any other payments or benefits to which Executive may be entitled under the Employment Agreement or otherwise.

     6. Notice of Termination. Any purported termination of employment by the Employer or by Executive (other than due to Executive's death) shall be communicated by written "Notice of Termination" to the other parties hereto in accordance with the Employment Agreement.

     7. Release. Notwithstanding anything set forth in this Agreement to the contrary, upon termination of Executive's employment for any reason, Executive shall not receive any payments or benefits to which he may be entitled hereunder (other than those which by law cannot be subject to the execution of a release)
(a) if Executive revokes such release or (b) until eight (8) days after the date Executive signs such release (or until such other date as applicable law may provide that Executive cannot revoke such release).

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     8. Arbitration. Any dispute arising out of or asserting breach of this
Agreement shall be exclusively resolved by binding statutory arbitration in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association. Such arbitration process shall take place within 100 miles of the Detroit, Michigan metropolitan area. A court of competent jurisdiction may enter judgment upon the arbitrator's award. In the event of any such dispute, all reasonable fees and disbursements of counsel incurred by Executive shall be reimbursed by Employer within a reasonable period of time following receipt from Executive (or Executive's counsel) of a final bill invoicing all such fees and disbursements, so long as the arbitrator does not determine that such dispute was based on claims made by Executive that were frivolous or in bad faith.

     9. Miscellaneous.

          (a) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to conflicts of laws principles thereof.

          (b) Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the Bonus Payments. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

          (c) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

          (d) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

          (e) Assignment. This Agreement, and all of Executive's rights and duties hereunder, shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Employer to a person or entity that is an affiliate or a successor in interest to substantially all of the business operations of the Employer. Upon such assignment, the rights and obligations of the Employer hereunder shall become the rights and obligations of such affiliate or successor person or entity.

          (f) Set Off; No Mitigation. The Employer's obligation to pay Executive the amounts provided hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Employer or its affiliates. Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise and the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Executive's other employment or otherwise.

          (g) Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon the Company, ITC and their subsidiaries, and the Executive and any personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, devisees and legatees.

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Further, the Company and ITC will require any successor (whether, direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company or ITC, as the case may be, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company or ITC, as the case may be, would be required to perform it if no such succession had taken place. In the event that any successor, as described above, agrees to assume this Agreement in accordance with the preceding sentence, as of the date such successor so assumes this Agreement, the Company or ITC, as the case may be, shall cease to be liable for any of the obligations contained in this Agreement.

          (h) Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     If to the Employer:

     ITC Holdings Corp.

     39500 Orchard Hill Place

     Suite 200

     Novi, Michigan 48375

     Attention: Chief Executive Officer

     With a copy to:

     Dykema Gossett PLLC

     400 Renaissance Center

     Detroit, Michigan 48243

     Attention: Mark A. Metz, Esq.

     If to Executive:

     To the most recent address of Executive set forth in Employer's personnel records of the Employer.

          (i) Executive Representation. Executive hereby represents to the Employer that the execution and delivery of this Agreement by Executive and the Employer and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

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          (j) Prior Agreements. This Agreement supersedes all prior agreements and understandings between Executive and the Employer and/or its affiliates regarding the terms and conditions of the Bonus Payments.

          (k) Cooperation. Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) that relates to events occurring during Executive's employment hereunder. This provision shall survive any termination of this Agreement.

          (l) Taxes.

               (i) Withholding Taxes. The Employer may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

               (ii) 409A Penalties. Notwithstanding any other provision of this Agreement, while Executive acknowledges that Employer may take actions hereunder as are required to comply with or to minimize any potential interest charges and/or additional taxes as may be imposed by Section 409A (the "409A Penalties") with respect to any payment or benefit due to Executive under this Agreement (including a delay in payment until six months after the date of termination of Executive's employment hereunder, in the event Executive is a "specified employee" within the meaning of Section 409A), the parties hereby confirm that all such payments and benefits due to Executive will in fact be made or provided at the earliest time at which it is determined either that no 409A Penalties are applicable, or that such 409A Penalties will apply without exception. Further, if at any time it is determined that any payment or benefit due to Executive under this Agreement may be subject to any 409A Penalties, the Employer shall
(A) be permitted to modify the provision of such payment or benefit if such modification would reasonably be expected to eliminate or minimize such 409A Penalties, so long as such modification does not adversely affect, in any material respect, the economic benefit to Executive of such payment or benefit, or (B) to the extent that the course of action proposed in clause (A) cannot be effected, within fifteen (15) days after the date of such determination (or such other earliest date on which such amount can be paid as may be permitted under
Section 409A) pay to Executive an additional amount equal to such Section 409A Penalties, along with such additional amount as is required to pay any income and/or payroll taxes due on the 409A Penalties and the additional tax gross-up payment. For purposes of making any computations hereunder: (i) the Employer's independent accountants, at the Employer's expense, shall make such reasonable assumptions and determinations as are consistent with Section 409A; and (ii) Executive shall be deemed to pay income taxes at the highest applicable marginal rates for the calendar year in which the gross-up payment is to be made. In the event any initial determination under this provision is subsequently modified by the Employer's accountants or the Internal Revenue Service, Executive and Employer agree to reasonably cooperate to resolve any matter related thereto, including modification of the gross-up payment previously received.

          (m) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ITC HOLDINGS CORP.
INTERNATIONAL TRANSMISSION COMPANY


By: /s/ Joseph Welch
    ---------------------------------
    Joseph Welch, President and
    Chief Executive Officer


/s/ Daniel J. Oginsky
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Daniel J. Oginsky